Exhibit 97

NATURAL GROCERS BY VITAMIN COTTAGE, INC. (the “Company”)

INCENTIVE COMPENSATION RECOUPMENT POLICY

Introduction

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability in executive compensation. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10D-1 promulgated thereunder.

Administration

This Policy shall be administered by the Board. The Board may delegate any of its powers under this Policy to the Compensation Committee of the Board (“Compensation Committee”) or any subcommittee or delegate thereof, in which case references herein to the Board shall be deemed references to the Compensation Committee, subcommittee or delegate thereof, as applicable. All determinations made by the Board shall be final, binding, and conclusive.

Covered Executives

This Policy applies to the Company’s current and former executive officers (“Covered Executives”), as determined by the Board in accordance with Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed (the “Exchange”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare a Restatement, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the Applicable Period. The Board may, in its sole discretion and in the exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding any Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

For purposes of this Policy, “Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement). A Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

For purposes of this Policy, “Applicable Period” means the three completed fiscal years preceding the earlier of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure:

●	Annual bonuses and other short- and long-term cash incentives;

●	Stock options;

●	Stock appreciation rights;

●	Restricted stock;

●	Restricted stock units;

●	Performance shares; or

●	Performance units.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in earnings releases), and any measure that is derived wholly or in part from such measure. Examples of Financial Reporting Measures include measures based on: revenues, net income, operating income, financial ratios, EBITDA, liquidity measures, return measures (such as return on assets), profitability of one or more segments, sales per square foot, same store sales, revenue per user, and cost per employee. Stock price and total shareholder return (TSR) also are Financial Reporting Measures.

For the avoidance of doubt, the following forms of compensation shall not be considered Incentive Compensation for purposes of this Policy:

●	Salaries;

●	Bonuses paid solely by satisfying subjective standards;

●	Non-equity incentive plan awards earned solely by satisfying strategic or operational measures;

●	Wholly time-based equity awards; or

●	Discretionary bonuses or other compensation that is paid on a discretionary basis.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results presented in a Restatement, as determined by the Board.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d)) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission (“SEC”) or the Exchange.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any rules or regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by the Exchange. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy; provided that the failure to provide such notice or obtain such agreement shall have no impact on the applicability or enforceability of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the Exchange.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Disclosures

The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the SEC (including, without limitation, Rule 10D-1 promulgated under the Exchange Act) and any applicable listing standard of the Exchange.

Adopted by the Board of Directors on May 3, 2023.

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